Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Paul Surdez (609) 452-4807 www.covance.com

COVANCE ACHIEVES RECORD EARNINGS OF $0.29/SHARE;
COMPANY ON TRACK TO ACHIEVE FULL YEAR EARNINGS TARGET

– Revenue Grows 6.7%; Net Income Up 39%; $34M in Operating Cash Flow –

Princeton, New Jersey, July 23, 2003 – Covance Inc. (NYSE: CVD) today reported record earnings for its second quarter ended June 30, 2003 of $0.29/diluted share, 38% growth over the same period in 2002.

“We are very pleased with our strong earnings growth and cash flow in the second quarter as productivity improvements drove increased profitability and record earnings. This quarter’s results were led by Early Development, which posted operating margins of 19.5%. In Late-Stage Development, Phase II-III clinical experienced another double-digit margin quarter, and central laboratory and central diagnostic services also achieved strong year-over-year and sequential operating margin growth,” said Chris Kuebler, Chairman and CEO. “During the quarter we generated $34 million in operating cash flows, increasing our cash balance to $79 million; we continue to target full year net cash flows of at least $80 million this year and expect net cash generation to be even stronger in 2004. Reduced commercialization revenues and study delays in North American toxicology combined to impact the quarter’s top line growth. Although orders improved on a sequential basis, they were not sufficient to drive a sequential increase in backlog. However, we remain confident profit margin improvement will result in us achieving our full-year 2003 EPS target of $1.20 per share. Revenue from our existing billion plus dollar backlog and from anticipated improved net order flows, coupled with the benefits from continued process improvements, lead us to expect that full-year 2004 EPS will be at least $1.41 per share.”

“Covance’s two most important areas of focus continue to be operational excellence and generating new orders from our biopharmaceutical clients,” said Joe Herring, President and COO. “Continually improving performance on client projects and broad-based process improvement initiatives have enabled us to drive greater profitability, as evidenced by our ongoing growth of revenue per employee and profit per employee. While backlog increased modestly on a year-over-year basis, the slight sequential reduction in backlog experienced this quarter was attributable to weak net order generation in central laboratories. However, proposals in central labs have grown throughout the second quarter and new business awards early in the third quarter, including a $13.5 million award on July 2, are encouraging. We are confident that our recent steps to increase the size and focus of our sales and marketing teams will help us improve order generation.”

Consolidated Results

($ in millions except EPS)	2Q03	2Q02	Change	2003 YTD	2002 YTD	Change

Net Revenues	$233.8	$219.2	6.7%	$467.2	$427.8	9.2%
Reimbursable Out-of-Pockets	$8.5	$10.6		$18.2	$20.3
Total Revenues	$242.3	$229.8		$485.4	$448.1

Costs and Expenses	$205.7	$196.7	4.6%	$411.4	$386.2	6.6%
Reimbursable Out-of-Pockets	$8.5	$10.6		$18.2	$20.3
Total Costs and Expenses	$214.2	$207.3		$429.6	$406.5

Operating Income	$28.2	$22.5	25.2%	$55.8	$41.6	33.9%
Operating Margin%	12.0%	10.3%		11.9%	9.7%

Net Income	$18.3	$13.1	39.3%	$36.2	$24.9	45.4%
Diluted EPS	$0.29	$0.21	38.1%	$0.58	$0.40	45.0%

Net revenues for the second quarter of 2003 increased 6.7% to $233.8 million compared to $219.2 million in the second quarter of 2002. Year-to-date net revenues increased 9.2% to $467.2 million compared to $427.8  million in the prior year.

Costs and expenses for the second quarter of 2003 increased 4.6% to $205.7 million compared to $196.7 million in the second quarter of 2002. Year-to-date, costs and expenses increased 6.6% to $411.4 million compared to $386.2 million in the prior year.

Consolidated operating income for the second quarter of 2003 increased 25.2% to $28.2 million compared to $22.5 million in the second quarter of 2002. Operating margin for the second quarter of 2003 was 12.0% compared to 10.3% for the second quarter of last year and 11.8% the previous quarter. Year-to-date, operating income increased 33.9% to $55.8 million compared to $41.6 million in the prior year.

Net income for the second quarter of 2003 increased 39.3% to $18.3 million or $0.29/diluted share compared to $13.1 million or $0.21/diluted share for the second quarter of last year. Year-to-date, net income increased 45.4% to $36.2 million or $0.58/share compared to $0.40/share for the same period in 2002.

Operating Segment Results

Early Development

($ in millions)	2Q03	2Q02	Change	2003 YTD	2002 YTD	Change
Net Revenues	$98.7	$91.4	8.0%	$198.7	$176.8	12.4%
Operating Income	$19.2	$16.9	13.5%	$38.3	$31.1	23.1%
Margin %	19.5%	18.5%		19.3%	17.6%

The Company’s Early Development segment includes preclinical toxicology, analytical chemistry, and Phase I clinical trial services. Early Development net revenues for the second quarter of 2003 grew 8.0% to $98.7 million compared to $91.4 million in the second quarter of 2002 on particularly strong performance in European toxicology, and continued growth in global pharmaceutical chemistry and global Phase I clinical services. North America toxicology revenues were below our target due to second quarter study delays, but orders in the second quarter were robust and backlog is growing and is at an all-time high. Year-to-date, net revenues grew 12.4% to $198.7 million compared to $176.8 million in the prior year.

Operating income for the second quarter of 2003 increased 13.5% to $19.2 million compared to $16.9 million for the second quarter of last year. Operating margin for the second quarter of 2003 was a record at 19.5% versus 18.5% in the second quarter of the prior year and 19.1% last quarter. Operating margin improvement was relatively broad-based, including strong profitability in global toxicology, global pharmaceutical chemistry, and global Phase I clinical services. Year-to-date, operating margins were 19.3% compared to 17.6% in the prior year.

Late-Stage Development

($ in millions)	2Q03	2Q02	Change	2003 YTD	2002 YTD	Change
Net Revenues	$135.1	$127.8	5.7%	$268.5	$251.0	7.0%
Operating Income	$20.9	$16.6	26.4%	$40.1	$30.6	31.0%
Margin %	15.5%	13.0%		14.9%	12.2%

The Late-Stage Development segment includes central laboratory, Phase II-III clinical development, commercialization services (comprised of Phase IV studies and health economic and outcomes services), and central diagnostic services. Late-Stage Development net revenues for the second quarter of 2003 increased 5.7% to $135.1 million compared to $127.8 million in the second quarter of 2002. Year to date, revenues increased 7.0% to $268.5 million compared to $251.0 million in the prior year.

Operating income for the second quarter of 2003 increased 26.4% to $20.9 million compared to $16.6 million in the second quarter of the prior year. For the second quarter of 2003, operating margin was 15.5%, up from 13.0% for the second quarter last year and 14.3% last quarter. Year to date, operating margins were 14.9% compared to

12.2% in the prior year. Margin improvements for the second quarter and year-to-date were primarily driven by improving margins in Phase II-III clinical services, central laboratory services, and central diagnostic services.

Operations Outlook

Record backlog levels in Early Development on increasing toxicology awards and study postponements from the second quarter into the second half of this year should result in higher revenue growth in the Early Development segment. Early Development should continue to experience further margin expansion as we continue to drive process improvements and fill more of the toxicology capacity brought online over the last nine months.

The below target net order generation experienced in central laboratories in the first half of 2003 is expected to impact top line growth in the Late-Stage Development segment which will impact overall Covance revenue growth for the balance of this year. However, we believe that continued productivity initiatives will continue to drive strong profitability in the segment.

Corporate Information

The Company’s backlog was $1,071 million at June 30, 2003 compared to $1,083 million at March 31, 2003 and $1,057 million at June 30, 2002.

The Company reported cash and cash equivalents of $78.8 million at June 30, 2003 versus $56.8 million at March 31, 2003 and continues to have no debt outstanding. In the second quarter, operating cash flow was $34.2 million and capital expenditures were $11.9 million, resulting in free cash flow of $22.3 million. Year-to-date capital expenditures were $20.4 million. Covance continues to target net cash generation of $80 million for full-year 2003.

Net Days Sales Outstanding (DSO) were 50 days at June 30, 2003 versus 49 days at March 31, 2003 and 46 days at June 30, 2002.

The Company’s investor conference call will be webcast on July 24 at 9:00 am EDT. The CEO commentary and presentation slides are available through www.covance.com.

Covance, with headquarters in Princeton, New Jersey, is one of the world’s largest and most comprehensive drug development services companies with 2002 net revenues of $883 million, global operations in 18 countries, and approximately 6,800 employees worldwide. Information on Covance’s products and services, recent press releases, and SEC filings can be obtained through its website at www.covance.com.

Statements contained in this press release, which are not historical facts, such as statements about prospective earnings, savings, revenue, operations, revenue and earnings growth and other financial results are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements including the statements contained herein regarding anticipated trends in the Company’s business are based largely on management’s expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, competitive factors, outsourcing trends in the pharmaceutical industry, levels of industry research and development spending, the Company’s ability to continue to attract and retain qualified personnel, the fixed price nature of contracts or the loss of large contracts, risks associated with acquisitions and investments, the Company’s ability to increase profitability of its clinical development services and to increase order volume in central laboratory and commercialization services, and continued growth in demand for bioanalytical services and Covance’s ability to provide these services on a large scale basis, and other factors described in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. All information in this release is as of July 23, 2003. The Company undertakes no duty to update any forward looking statement to conform the statement to actual results or changes in the Company’s expectations.

Financial Exhibits follow

COVANCE INC.

INCOME STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2003 AND 2002

(Dollars in thousands, except per share data)

(UNAUDITED)

	Three Months Ended June 30		Six Months Ended June 30
	2003	2002	2003	2002

Net revenues	$233,838	$219,206	$467,234	$427,788
Reimbursable out-of-pockets	8,507	10,623	18,160	20,323
Total revenues	$242,345	$229,829	$485,394	$448,111

Costs and expenses:
Cost of revenue	157,708	152,297	318,728	300,356
Reimbursed out-of-pocket expenses	8,507	10,623	18,160	20,323
Selling, general and administrative	36,522	34,215	70,142	65,480
Depreciation and amortization	11,452	10,205	22,611	20,311
Total	214,189	207,340	429,641	406,470

Income from operations	28,156	22,489	55,753	41,641

Other (income) expense, net:
Interest expense, net	152	167	184	485
Foreign exchange transaction (gain) loss, net	(41)	1,522	21	1,378
Other (income) expense, net	111	1,689	205	1,863

Income before taxes	28,045	20,800	55,548	39,778

Taxes on income	9,861	7,698	19,623	14,898

Equity investee earnings	70	—	247	—

Net income	$18,254	$13,102	$36,172	$24,880

Basic earnings per share	$0.30	$0.22	$0.59	$0.41

Weighted average shares outstanding - basic	61,445,088	60,527,636	61,515,200	60,403,936

Diluted earnings per share	$0.29	$0.21	$0.58	$0.40

Weighted average shares outstanding - diluted	62,267,702	61,940,577	62,769,974	61,826,881

COVANCE INC.

CONSOLIDATED BALANCE SHEETS

JUNE 30, 2003 and DECEMBER 31, 2002

(Dollars in thousands)

	June 30 2003	December 31 2002
	(UNAUDITED)
ASSETS
Cash & cash equivalents	$78,840	$75,913
Accounts receivable, net	148,982	159,368
Unbilled services	49,783	39,073
Inventory	39,565	40,472
Deferred income taxes	375	1,839
Prepaid expenses and other current assets	36,486	28,721
Total Current Assets	354,031	345,386

Property and equipment, net	260,190	258,407
Goodwill, net	56,876	56,805
Other assets	16,229	16,405
Total Assets	$687,326	$677,003

LIABILITIES and STOCKHOLDERS’ EQUITY
Accounts payable	$19,083	$24,123
Accrued payroll and benefits	43,175	57,803
Accrued expenses and other current liabilities	31,877	40,828
Unearned revenue	68,338	91,681
Total Current Liabilities	162,473	214,435

Deferred income taxes	19,074	16,432
Other liabilities	15,574	14,469
Total Liabilities	197,121	245,336

Common stock	652	637
Paid-in capital	177,425	147,745
Retained earnings	355,281	319,109
Cumulative translation adjustment	8,316	1,714
Treasury stock	(51,469)	(37,538)
Total Stockholders’ Equity	490,205	431,667

Total Liabilities and Stockholders’ Equity	$687,326	$677,003

COVANCE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2003 AND 2002

(Dollars in thousands)

(UNAUDITED)

	Six Months Ended June 30
	2003	2002
Cash flows from operating activities:
Net income	$36,172	$24,880
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,611	20,311
Stock issued under employee benefit and stock compensation plans	6,572	5,074
Deferred income tax benefit	4,106	2,376
Other	280	371
Changes in operating assets and liabilities:
Accounts receivable	10,386	4,458
Unbilled services	(10,710)	(6,656)
Inventory	907	61
Accounts payable	(5,040)	(21)
Accrued liabilities	(23,579)	2,550
Unearned revenue	(23,343)	(14,859)
Income taxes payable	—	7,764
Other assets and liabilities, net	3,981	1,044
Net cash provided by operating activities	22,343	47,353

Cash flows from investing activities:
Capital expenditures	(20,358)	(19,273)
Other, net	(46)	(6)
Net cash used in investing activities	(20,404)	(19,279)

Cash flows from financing activities:
Net repayments under revolving credit facilities	—	(15,000)
Stock issued under employee stock purchase and option plans	14,919	3,382
Purchase of treasury stock	(13,931)	(165)
Net cash provided by (used in) financing activities	988	(11,783)

Net change in cash and cash equivalents	2,927	16,291

Cash and cash equivalents, beginning of period	75,913	35,404

Cash and cash equivalents, end of period	$78,840	$51,695